Exhibit 99.1

Summit Materials Announces Second Quarter 2016 Results

Denver, Colorado (August 3, 2016) — Summit Materials, Inc. (NYSE: SUM, “Summit” or the “Company”), a leading vertically integrated construction materials company, announces results for the second quarter of 2016. The Company has posted supplementary materials to its investor relations website.

Highlights – Second Quarter 2016 Compared to Second Quarter 2015:

•	Aggregates volume and price increased 10.9% and 9.5%, respectively; organic price up 6.7%
•	Cement volume and price increased 114.7% and 10.7%, respectively
•	Net income grew to $21.5 million
•	Basic EPS of $0.22; Adjusted EPS improved to $0.46
•	Adjusted EBITDA grew to $114.7 million and improved 400 basis points to 27.8% as a percent of net revenue
•	Gross margin expanded 360 basis points to 38.8%, representing an incremental gross margin of 53.0%
•

In April 2016, entered the Las Vegas, Nevada market through the acquisition of a vertically integrated aggregates and ready-mixed concrete business, providing Summit with premier, well-located assets in an expanding market

•	In May 2016, acquired seven aggregates quarries in central and northwest Missouri adding over 100 million tons of permitted reserves, primarily serving infrastructure and nonresidential demand
•	Full year 2016 Adjusted EBITDA outlook upwardly revised to a range of $360.0 million to $370.0 million

Tom Hill, CEO of Summit, stated, “We’ve made considerable progress over the past year integrating acquisitions, which contributed significantly to our net revenue and Adjusted EBITDA growth in the second quarter of 2016. Our materials-based growth strategy was evident with higher aggregates and cement exposure benefitting our overall gross margin performance. In cement, the successful integration of Davenport helped more than double Cement segment Adjusted EBITDA.  The positive cement market fundamentals in the Mississippi river region resulted in both volume and price improvements. The Boxley, AMC and Sierra acquisitions completed during the year have all exceeded expectations and expanded our geographic footprint into several high growth markets. In our legacy businesses, we were pleased to achieve another quarter of organic price growth across all lines of business, including aggregates up 6.7%, helped by our effective price optimization focus. We experienced strong activity in North Texas highway demand and overall improvement in Utah, Kansas and Missouri. That said, organic volumes were softer overall due to wet weather, especially in Texas, lower aggregates volume in Vancouver with the completion of a large sand river project in 2015 and some competitive pressure in Austin, Texas. We expect all three of these factors to improve in the second half of the year as we make additional progress to grow our company. Moving forward in 2016, we are firmly situated to achieve our Adjusted EBITDA goals for the full year.”

Brian Harris, CFO of Summit, said, “We ended the second quarter with net leverage of 4.5x primarily reflecting the 46.8% increase in Adjusted EBITDA year-over-year. We were pleased to achieve this while funding two bolt-on transactions during the quarter and surpassing our targeted $30 million of annualized acquired Adjusted EBITDA. Our capital investments in our announced aggregates facility enhancement initiatives are also moving forward on schedule and on budget. With the continuation of strong results from our materials based-strategy along with ample liquidity on our balance sheet, we have the flexibility to pursue our strategy of acquiring attractively positioned reserves in attractive markets with selective downstream exposure, while maintaining our commitment to reduce our leverage ratios by year end.”

Second Quarter 2016 Operating Results

In the second quarter of 2016, net revenue increased 25.4% to $412.6 million, compared to $329.0 million in the prior year quarter. The improvement in net revenue was primarily attributable to an increase in volumes across all lines of business and higher prices in aggregates, cement and asphalt. Net revenue growth from acquisitions in the West and East segments was $56.5 million compared to the prior year quarter.

Adjusted EBITDA grew 46.8% to $114.7 million, compared to $78.1 million in the prior year quarter, with growth in all operating segments. As a percentage of net revenue, Adjusted EBITDA improved to 27.8%, up 400 basis points from the prior year quarter. Adjusted EBITDA by segment in the second quarter of 2016 compared to the prior year quarter was as follows:

•	West: Increased $10.9 million to $50.6 million, primarily driven by organic price growth in all lines of business and the impact of acquisitions in the Utah-based market.
•

East: Increased $6.1 million to $35.7 million, mainly as a result of a higher mix of revenue from aggregates, organic improvement in aggregates and ready mix, and the impact of acquisitions in the Mid-Atlantic market.

•	Cement: Increased $21.8 million to $37.6 million, largely attributable to higher volume and price due to the favorable impact of the Davenport cement plant acquisition and stronger end market demand.

Gross profit increased 38.3% to $160.1 million, compared to $115.8 million in the prior year quarter. As a percentage of net revenue, gross margin improved to 38.8%, compared to 35.2% in the prior year quarter, primarily attributable to a higher percentage of revenue from materials and cost saving initiatives.

•

Aggregates Results – Net revenue from aggregates increased 23.4% to $73.0 million. Aggregates organic price increased 6.7% with the improvement due to higher overall prices. Aggregates volumes grew 10.9% attributable to acquisitions. Gross margin from aggregates of 63.3% compared to 64.3% in the prior year quarter.

•

Cement Results – Net revenue from cement grew 142.3% to $70.0 million. Cement volume and price increased 114.7% and 10.7%, respectively, mainly attributable to the acquisition of the Davenport cement plant and overall improved market pricing. Gross margin from cement expanded to 52.2% from 51.1% in the prior year quarter.

•

Products Results – Net revenue from products increased 14.5% to $198.3 million. Ready-mixed concrete volumes were up 9.4% primarily resulting from acquisitions. Ready-mixed concrete organic price increased 1.2%, largely benefitting from the pass through of higher cement prices. Asphalt price rose 1.7%, mainly due to a shift in geographic mix. Gross margin from products expanded to 26.9% compared to 25.9% in the prior year quarter.

In the second quarter of 2016, net income attributable to Summit Materials, Inc. was $13.4 million, and basic EPS was $0.22 per share of Class A common stock. The shares of Class A common stock are issued by Summit Materials, Inc., and as such the earnings and equity interests of noncontrolling interests, including LP units, are not included in basic earnings per share.

Adjusted net income was $46.2 million and Adjusted EPS was $0.46 per diluted share. Summit believes adjusted net income and Adjusted EPS are more representative of earnings performance, because these measures exclude the non-operating impact to earnings per share of any potential conversions of LP units to Class A common stock in any given quarter.

Acquisitions

In April 2016, Summit acquired Sierra Ready Mix, (“Sierra”), a vertically integrated aggregates and ready-mixed concrete business located in Las Vegas, Nevada.  Sierra is a well-established aggregates and ready mix concrete supplier in the Las Vegas market with an excellent reputation for quality and service. Sierra operates a sand & gravel pit and two ready-mixed concrete facilities and has well-balanced exposure across all end-use segments. The acquisition provides Summit with premier, well-located assets in an expanding market.

In May 2016, Summit acquired seven aggregates quarries in central and northwest Missouri from Oldcastle Materials. These quarries added over 100 million tons of permitted reserves, primarily serving infrastructure and nonresidential demand, which enhances the scale and aggregate reserves position of Summit’s existing presence in Missouri.

Liquidity and Capital Resources

At July 2, 2016, the Company had cash of $9.2 million, total outstanding debt of $1,537.2 million and a borrowing capacity of $195.4 million. Our borrowing capacity is net of $25.6 million outstanding letters of credit and $14.0 million of outstanding borrowings under the revolving credit facility.

Full Year 2016 Outlook

For the full year 2016, based on current market conditions, Summit expects to generate Adjusted EBITDA in the range of $360.0 million to $370.0 million, compared to Adjusted EBITDA of $287.5 million in 2015. The Adjusted EBITDA outlook assumes organic improvement, along with the successor period for acquisitions completed through today’s date.

Summit continues to target approximately $30.0 million of annualized Adjusted EBITDA per year from acquisitions. The upwardly revised full year 2016 Adjusted EBITDA outlook range of $360.0 million to $370.0 million excludes the potential upside from any future acquisitions due to the unspecified closing dates of any future acquisitions, the timing of which will impact the magnitude of acquired Adjusted EBITDA realized in 2016.

Webcast and Conference Call Information

Summit will conduct a conference call at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time) on Wednesday, August 3, 2016 to review second quarter 2016 results, discuss recent events, and conduct a question-and-answer period. A webcast of the conference call and presentation slides to be referred to on the call will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the telephone conference call:

Domestic:	1-877-407-0784
International:	1-201-689-8560
Conference ID:	86972581

To listen to a replay of the telephone conference call:

Domestic:	1-877-870-5176
International:	1-858-384-5517
Conference ID:	13640805

The playback recording can be accessed through September 3, 2016

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mixed concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential, and end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets.

For more information about Summit Materials, please visit www.summit-materials.com.

Non-GAAP Financial Measures

The Securities and Exchange Commission (“SEC”) regulates the use of “non-GAAP financial measures,” such as adjusted net income, Adjusted EPS, Adjusted EBITDA, gross profit and free cash outflow, which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our adjusted net income, Adjusted EPS, Adjusted EBITDA, gross profit and free cash outflow, may vary from the use of such terms by others and should not be considered as alternatives to or more important than net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity.

Adjusted EBITDA and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; and (iv) income tax payments we are required to make. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA and other non-GAAP measures only supplementally.

Adjusted EBITDA, gross profit, adjusted net income, Adjusted EPS and free cash outflow reflect an additional way of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure.

Reconciliations of the non-GAAP measures used in this press release are included in the attached tables, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. Any and all statements made relating to the expectations for our anticipated benefits from recent acquisitions, the macroeconomic outlook for our markets, potential acquisition activity, our estimated and projected earnings, margins, costs, expenditures, cash flows, sales volumes and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results.

In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 2, 2016. Such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.

We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

($ in thousands, except share and per share amounts)

	Three months ended		Six months ended
	July 2,	June 27,	July 2,	June 27,
	2016	2015	2016	2015
Revenue:
Product	$341,341	$261,270	$521,443	$410,190
Service	71,295	67,739	99,232	93,958
Net revenue	412,636	329,009	620,675	504,148
Delivery and subcontract revenue	32,638	35,934	52,978	54,782
Total revenue	445,274	364,943	673,653	558,930
Cost of revenue (excluding items shown separately below):
Product	202,091	163,632	334,585	283,423
Service	50,471	49,604	74,525	69,234
Net cost of revenue	252,562	213,236	409,110	352,657
Delivery and subcontract cost	32,638	35,934	52,978	54,782
Total cost of revenue	285,200	249,170	462,088	407,439
General and administrative expenses	75,644	39,711	121,014	106,945
Depreciation, depletion, amortization and accretion	37,408	27,386	69,768	53,512
Transaction costs	290	6,376	3,606	7,740
Operating income (loss)	46,732	42,300	17,177	(16,706)
Other expense, net	666	102	234	493
Loss on debt financings	—	30,873	—	31,672
Interest expense	25,617	17,395	47,194	41,504
Income (loss) from operations before taxes	20,449	(6,070)	(30,251)	(90,375)
Income tax benefit	(1,056)	(5,345)	(9,222)	(9,813)
Income (loss) from continuing operations	21,505	(725)	(21,029)	(80,562)
Income from discontinued operations	—	(758)	—	(758)
Net income (loss)	21,505	33	(21,029)	(79,804)
Net income (loss) attributable to noncontrolling interest in subsidiaries	44	13	(35)	(1,969)
Net income (loss) attributable to Summit Holdings (1)	8,090	225	(13,247)	(67,479)
Net income (loss) attributable to Summit Inc.	$13,371	$(205)	$(7,747)	$(10,356)
Net income (loss) per share of Class A common stock:
Basic	$0.22	$(0.01)	$(0.14)	$(0.38)
Diluted	$0.21	$(0.01)	$(0.20)	$(0.39)
Weighted average shares of Class A common stock:
Basic	61,607,457	27,319,846	55,677,214	27,319,846
Diluted	62,758,217	27,319,846	99,818,541	29,145,998

(1)	Represents portion of business owned by private interests

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

($ in thousands, except share and per share amounts)

	July 2,	January 2,
	2016	2016
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$9,168	$186,405
Accounts receivable, net	213,048	145,544
Costs and estimated earnings in excess of billings	29,026	5,690
Inventories	174,739	130,082
Other current assets	8,040	4,807
Total current assets	434,021	472,528
Property, plant and equipment, less accumulated depreciation, depletion and amortization (July 2, 2016 - $422,017 and January 2, 2016 - $366,505)	1,439,194	1,269,006
Goodwill	757,658	596,397
Intangible assets, less accumulated amortization (July 2, 2016 - $6,577 and January 2, 2016 - $5,237)	25,582	15,005
Other assets	46,040	43,243
Total assets	$2,702,495	$2,396,179
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$20,500	$6,500
Current portion of acquisition-related liabilities	17,731	20,584
Accounts payable	103,624	81,397
Accrued expenses	106,960	92,942
Billings in excess of costs and estimated earnings	9,695	13,081
Total current liabilities	258,510	214,504
Long-term debt	1,516,733	1,273,652
Acquisition-related liabilities	32,533	39,977
Other noncurrent liabilities	116,461	100,186
Total liabilities	1,924,237	1,628,319
Commitments and contingencies
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 62,930,986 and 49,745,944 shares issued and outstanding as of July 2, 2016 and January 2, 2016, respectively	630	497
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 69,007,297 shares issued and outstanding as of July 2, 2016 and January 2, 2016	690	690
Additional paid-in capital	681,334	619,003
Accumulated earnings	1,439	10,870
Accumulated other comprehensive loss	(1,981)	(2,795)
Stockholders’ equity	682,112	628,265
Noncontrolling interest in consolidated subsidiaries	1,327	1,362
Noncontrolling interest in Summit Holdings	94,819	138,233
Total stockholders’ equity	778,258	767,860
Total liabilities and stockholders’ equity	$2,702,495	$2,396,179

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

($ in thousands)

	Six months ended
	July 2,	June 27,
	2016	2015
Cash flow from operating activities:
Net loss	$(21,029)	$(79,804)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion, amortization and accretion	76,252	57,131
Share-based compensation expense	29,817	17,020
Deferred income tax (benefit) expense	(10,040)	23
Net gain on asset disposals	(3,717)	(3,487)
Net gain on debt financings	-	(6,926)
Other	129	1,185
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable, net	(55,489)	(21,535)
Inventories	(27,948)	(16,555)
Costs and estimated earnings in excess of billings	(24,542)	(14,505)
Other current assets	(2,646)	(2,779)
Other assets	(367)	53
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	9,682	3,105
Accrued expenses	10,343	(11,161)
Billings in excess of costs and estimated earnings	(3,523)	(875)
Other liabilities	(3,422)	(1,114)
Net cash used in operating activities	(26,500)	(80,224)
Cash flow from investing activities:
Acquisitions, net of cash acquired	(296,664)	(15,863)
Purchases of property, plant and equipment	(91,669)	(43,379)
Proceeds from the sale of property, plant and equipment	9,442	6,039
Other	1,500	610
Net cash used for investing activities	(377,391)	(52,593)
Cash flow from financing activities:
Proceeds from equity offerings	-	460,000
Capital issuance costs	(136)	(36,398)
Proceeds from stock option exercises	113	-
Proceeds from debt issuances	321,000	242,000
Debt issuance costs	(5,110)	(5,130)
Payments on debt	(63,676)	(469,628)
Purchase of noncontrolling interests	-	(35,000)
Payments on acquisition-related liabilities	(25,662)	(11,970)
Distributions from partnership	(373)	(11,842)
Net cash provided by financing activities	226,156	132,032
Impact of foreign currency on cash	498	140
Net decrease in cash	(177,237)	(645)
Cash and cash equivalents—beginning of period	186,405	13,215
Cash and cash equivalents—end of period	$9,168	$12,570

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Revenue Data by Segment and Line of Business

($ in thousands)

	Three months ended		Six months ended
	July 2,	June 27,	July 2,	June 27,
	2016	2015	2016	2015

Net Revenue by Segment
West	$208,974	$186,013	$322,821	$303,019
East	124,045	108,588	184,249	152,944
Cement	79,617	34,408	113,605	48,185
Net Revenue	$412,636	$329,009	$620,675	$504,148

Net Revenue by Line of Business
Materials
Aggregates	$73,035	$59,188	$122,943	$99,474
Cement (1)	69,968	28,871	98,504	38,673
Products	198,338	173,211	299,996	272,043
Total Materials and Products	341,341	261,270	521,443	410,190
Services	71,295	67,739	99,232	93,958
Net Revenue	$412,636	$329,009	$620,675	$504,148

Gross Profit
Materials
Aggregates	$46,248	$38,051	$67,665	$51,216
Cement (1)	41,531	17,591	45,786	16,014
Products	53,387	44,946	76,862	63,938
Services	18,908	15,185	21,252	20,323
Gross Profit	$160,074	$115,773	$211,565	$151,491

(1)

Net revenue for the cement line of business excludes revenue associated with the processing of hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants and is included in services net revenue. Additionally, net revenue from cement swaps and other cement-related products are included in products net revenue. The cement segment gross profit includes the earnings from the waste processing operations, cement swaps and other products.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Volume and Price Statistics

(Units in thousands)

	Three months ended		Six months ended
Total Volume	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015
Aggregates (tons)	9,683	8,733	16,645	14,821
Cement (tons)	659	307	943	430
Ready-mixed concrete (cubic yards)	953	871	1,715	1,564
Asphalt (tons)	1,316	1,302	1,533	1,598

	Three months ended		Six months ended
Pricing	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015
Aggregates (per ton)	$10.02	$9.15	$9.74	$8.92
Cement (per ton)	108.89	98.38	107.38	97.56
Ready-mixed concrete (per cubic yards)	102.15	102.48	103.56	101.91
Asphalt (per ton)	57.45	56.49	57.57	56.58

Year over Year Comparison	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	10.9%	9.5%	12.3%	9.2%
Cement (per ton)	114.7%	10.7%	119.3%	10.1%
Ready-mixed concrete (per cubic yards)	9.4%	(0.3)%	9.7%	1.6%
Asphalt (per ton)	1.1%	1.7%	(4.1)%	1.7%

Year over Year Comparison (Excluding acquisitions)	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	(9.7)%	6.7%	(3.2)%	7.7%
Cement (per ton)	*	*	*	*
Ready-mixed concrete (per cubic yards)	(5.4)%	1.2%	(0.2)%	2.5%
Asphalt (per ton)	(19.2)%	5.1%	(21.0)%	4.7%

*     The Davenport Assets were immediately integrated with our existing cement operations such that it is impracticable to bifurcate the growth attributable to the Davenport Assets from organic growth.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business

($ and Units in thousands)

	Three months ended July 2, 2016
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	9,683	$10.02	$97,006	$(23,971)	$73,035
Cement	659	108.89	71,711	(1,743)	69,968
Materials			$168,717	$(25,714)	$143,003
Ready-mixed concrete	953	102.15	97,371	(70)	97,301
Asphalt	1,316	57.45	75,616	(129)	75,487
Other Products			92,592	(67,042)	25,550
Products			$265,579	$(67,241)	$198,338

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Reconciliations of Non-GAAP Financial Measures

($ in thousands, except share and per share amounts)

The tables below reconcile our net income (loss) to Adjusted EBITDA and present Adjusted EBITDA by segment for the three and six months ended July 2, 2016 and June 27, 2015.

	Three months ended		Six months ended
	July 2,	June 27,	July 2,	June 27,
Reconciliation of Net Income (Loss) to Adjusted EBITDA	2016	2015	2016	2015
Net income (loss)	$21,505	$33	$(21,029)	$(79,804)
Interest expense	25,617	17,395	47,194	41,504
Income tax benefit	(1,056)	(5,345)	(9,222)	(9,813)
Depreciation, depletion and amortization	37,038	27,027	68,938	52,749
EBITDA	$83,104	$39,110	$85,881	$4,636
Accretion	370	359	830	763
IPO/ Legacy equity modification costs	24,751	—	24,751	28,296
Loss on debt financings	—	30,873	—	31,672
Income from discontinued operations	—	(758)	—	(758)
Transaction costs	290	6,376	3,606	7,740
Management fees and expenses	-	53	—	1,046
Non-cash compensation	3,029	1,803	5,065	2,569
Other	3,188	331	3,008	829
Adjusted EBITDA	$114,732	$78,147	$123,141	$76,793

Adjusted EBITDA by Segment
West	50,585	39,658	63,864	51,690
East	35,674	29,585	38,847	26,081
Cement	37,593	15,756	38,564	12,343
Corporate	(9,120)	(6,852)	(18,134)	(13,321)
Adjusted EBITDA	$114,732	$78,147	$123,141	$76,793

The table below reconciles our net income (loss) per share attributable to Summit Materials, Inc. to adjusted income (loss) per share for the three and six months ended July 2, 2016 and June 27, 2015. The per share amount of the net income (loss) attributable to Summit Materials, Inc. presented in the table is calculated using the total equity interests for the purpose of reconciling to adjusted net income (loss) per share.

	Three months ended				Six months ended
	July 2, 2016		June 27, 2015		July 2, 2016		June 27, 2015
Reconciliation of Net Income (Loss) Per Share to Adjusted EPS	Net Income	Per Share	Net Income	Per Share	Net Income	Per Share	Net Income	Per Share
Net income (loss) attributable to Summit Materials, Inc.	$13,371	$0.13	$(205)	$—	$(7,747)	$(0.08)	$(10,356)	$(0.11)
Adjustments:
Net income (loss) attributable to noncontrolling interest	8,090	0.08	225	—	(13,247)	(0.13)	(67,479)	(0.69)
IPO/ Legacy equity modification costs	24,751	0.25	—	—	24,751	0.25	28,296	0.29
Loss on debt financings, net of tax	—	—	25,589	0.27	—	—	26,371	0.28
Adjusted diluted net income (loss)	$46,212	$0.46	$25,609	$0.27	$3,757	$0.04	$(23,168)	$(0.23)
Weighted-average shares:
Class A common stock	61,607,457		27,319,846		55,677,214		27,319,846
LP Units outstanding	38,418,311		69,007,297		44,339,891		69,007,297
Total equity interest	100,025,768		96,327,143		100,017,105		96,327,143

The following table reconciles operating income (loss) to gross profit for the three and six months ended July 2, 2016 and June 27, 2015.

	Three months ended		Six months ended
Reconciliation of Operating Income (Loss) to Gross Profit	July 2,	June 27,	July 2,	June 27,
(exclusive of items shown separately)	2016	2015	2016	2015
(in thousands)
Operating income (loss)	$46,732	$42,300	$17,177	$(16,706)
General and administrative expenses	75,644	39,711	121,014	106,945
Depreciation, depletion, amortization and accretion	37,408	27,386	69,768	53,512
Transaction costs	290	6,376	3,606	7,740
Gross Profit	$160,074	$115,773	$211,565	$151,491
Gross Margin (1)	38.8%	35.2%	34.1%	30.0%

(1)	Gross margin is defined as gross profit as a percentage of net revenue.

The following table reconciles net cash used for operating activities to free cash outflow for the three and six months ended July 2, 2016 and June 27, 2015.

	Three months ended		Six months ended
	July 2,	June 27,	July 2,	June 27,
	2016	2015	2016	2015
Net income (loss)	$21,505	$33	$(21,029)	$(79,804)
Non-cash items	55,158	22,737	92,441	64,946
Net income (loss) adjusted for non-cash items	76,663	22,770	71,412	(14,858)
Change in working capital accounts	(61,205)	(65,195)	(97,912)	(65,366)
Net cash provided by (used in) operating activities	15,458	(42,425)	(26,500)	(80,224)
Capital expenditures, net of asset sales	(49,121)	(22,373)	(82,227)	(37,340)
Free cash outflow	$(33,663)	$(64,798)	$(108,727)	$(117,564)

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